Exhibit 10.9

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is dated as of January 1, 2024, by and between Toppoint Holdings Inc., a Nevada corporation (the “Company”), and 4 John Trucking Inc., a Pennsylvania corporation (the “Vendor”). Unless otherwise indicated, references to the “Company” include both the Company, and its wholly-owned subsidiary, Toppoint Inc, a Pennsylvania corporation, as a whole.

WHEREAS, the Company desires to retain the Vendor and its permitted designees to provide certain administrative and operational services set forth in Schedule A to this Agreement (the “Services”) to the Company on the terms set forth in this Agreement, and the Vendor and its designees are willing to provide the Services to the Company on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the Company and the Vendor hereby agree as follows:

1. Services. During the term of this Agreement, the Vendor shall provide the Services set forth in Schedule A for the benefit of the Company, as mutually agreed by the Company and the Vendor.

2. Fee. For all the Services provided under this Agreement, the Vendor will be compensated as set forth on Schedule B. The Vendor may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Company for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Vendor. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Vendor at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

3. Expenses. Except as otherwise provided in this Agreement, the Company shall reimburse the Vendor, for all reasonable out-of-pocket fees and expenses incurred in the ordinary course of business by the Vendor in connection with the Vendor’s obligations hereunder, including fees and expenses paid to drivers, contractors and other third parties in connection with such obligations.

4. Indemnification.

(a) The Vendor will exercise reasonable care and diligence in the performance of its duties under this Agreement.

(b) The Company shall indemnify and hold harmless the Vendor and its members, employees, representatives and affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities to which such Indemnified Party may become subject under any applicable law or under any claim made by any third party or otherwise, directly or indirectly relating to or arising out of the engagement of the Vendor pursuant to, and the performance by the Vendor of the Services contemplated by, this Agreement, and the Company shall reimburse any Indemnified Party for all costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. The Company will not be liable under this Section 4, and an Indemnified Party shall reimburse the Company for any related payments made by the Company under this Section 4, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court or arbitral tribunal, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The Vendor makes no representations or warranties, express or implied, in respect of the Services to be provided by any Indemnified Party acting within the scope of his, her or its employment or authority. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for claims relating to the Services which may be provided by the Vendor hereunder.

5. Services Not Exclusive. The Vendor’s services pursuant to this Agreement are not exclusive, and it is understood that the Vendor may perform similar services for other persons. In acting under this Agreement, the Vendor will be an independent contractor and not an agent of the Company. The Vendor and its affiliates, by separate agreement with the Company, may also serve the Company in other capacities.

6. Term and Termination. This Agreement shall commence on the date hereof and shall continue in force from year to year thereafter. Either party to this Agreement may terminate this Agreement or any Service under this Agreement without penalty by an instrument in writing delivered or mailed to the other party. Any termination under this Section will take effect not sooner than thirty (30) days after the date of delivery or mailing of such notice of termination, unless the Company terminates this Agreement or Service under this Agreement due to a material failure of the Vendor to fulfill its obligations under this Agreement or with respect to the Service, in which case the termination will take effect immediately.

7. No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party hereto; provided that the Vendor may assign all of its rights and obligations hereunder to any of its affiliates.

8. Notice. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) upon transmission to the designated email address of the recipient, and addressed to the intended recipient as set forth below:

If to the Company:

Toppoint Holdings Inc.

1250 Kenas Road.,

North Wales, PA 19454

Attn: Hok C Chan

Email: ***

If to the Vendor:

4 John Trucking Inc.

201 S. Blakely St Suite 191,

Dunmore, PA 18512

Attn: John Feliciano III

Email: ***

Either party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

9. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

10. Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Nevada. The parties to this Agreement hereby irrevocably agree that the courts of the State of Pennsylvania shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the courts of the State of Pennsylvania on the ground of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous or contemporaneous communications, representations or warranties of any kind, either oral or written. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the parties. No courses of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

13. Construction. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

14. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the purposes of such void or unenforceable provision.

15.  Confidentiality. Except as otherwise provided in this Agreement or as required by law, the Vendor will keep confidential all records of and information in its possession relating to the Company or the performance of its obligations under this Agreement, and will not disseminate those records and information except at the request of or with the consent of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Vendor have caused this Services Agreement to be duly executed and delivered on the date first above written.

COMPANY:
TOPPOINT HOLDINGS INC.

By:	/s/ Hok C Chan
Name:	Hok C Chan
Title:	Chief Executive Officer

VENDOR:
4 JOHN TRUCKING INC.

By:	/s/ John Feliciano III
Name:	John Feliciano III
Title:	President

[Signature Page to Services Agreement]

SCHEDULE A

Subject to the oversight and control of the Company, the Vendor will perform and provide the following services:

1.	Driver Compliance & Fleet Compliance

●	Ensure all drivers meet regulatory compliance standards.

●	Regularly inspect and maintain fleet to meet safety and environmental regulations.

●	Conduct periodic audits of compliance documentation.

2.	Driver Recruitment & Onboarding

●	Implement targeted recruitment strategies to attract qualified drivers.

●	Conduct background checks and driving record verification for all new hires.

●	Provide comprehensive onboarding and training programs for new drivers.

3.	IT Systems

●	Manage and maintain all IT infrastructure related to logistics and transportation.

●	Provide ongoing IT support and troubleshooting.

4.	Operation Process

●	Develop and maintain standard operating procedures for business activities as needed.

●	Monitor and optimize operational workflows for efficiency.

5.	KPIs Development

●	Develop and implement key performance indicators (KPIs) to track and evaluate operational efficiency.

●	Provide daily, monthly and annual reports on KPI performance.

●	Work with the Company to adjust KPIs as needed to align with business goals.

6.	Payment Services

●	Manage and process payments related to operational expenses, including without limitation, vendor invoices, utility bills, staffing agency, rent and insurance, as instructed by the Company.

●	Ensure timely payment of the bills to avoid late fees and maintain good credit standing.

●	Provide periodic reports detailing all bills paid, as requested by the Company.

This schedule is subject to change based on mutual agreement between the Company and the Vendor. Regular reviews will be conducted to ensure that the Services provided meet the evolving needs of the Company.

SCHEDULE B

In consideration for the Services provided under this Agreement, the Company shall pay the Vendor, within five (5) business days following the end of each month, a fee equal to 10% of the total amount of accounts payable of the Company processed by the Vendor during the previous month. Such payment is subject to the submission of an itemized invoice or documentation by the Vendor, as the Company may require.